Exhibit 99.2

Western Acquisition Ventures Corp. Announces Closing of $115 Million Initial Public Offering,
Including Full Exercise of Underwriters’ Over-Allotment Option

New York, New York – January 14, 2022 – Western Acquisition Ventures Corp. (NASDAQ: WAVSU, the “Company”) announced today that it closed its initial public offering of 11,500,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 1,500,000 units. Each unit consists of one share of common stock and one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of common stock at $11.50 per share.

The units are listed on The Nasdaq Global Market (“NASDAQ”) and began trading under the ticker symbol “WAVSU” on January 12, 2022. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on NASDAQ under the symbols “WAVS” and “WAVSW,” respectively.

Western Acquisition Ventures Corp. is a blank check company sponsored by Western Acquisition Ventures Sponsor LLC, a Delaware limited liability company, whose business purpose is to effect a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The company is led by Board Member and CEO, Stephen Christoffersen, and Board Member and CFO, William Lischak. The company intends to focus on companies in the financial services, healthcare, real estate services, technology, leisure, hospitality, and software industries. The company plans to target businesses with compelling long-term growth prospects, secular tailwinds, and highly fragmented markets ripe for consolidation.

A.G.P./Alliance Global Partners is the sole book-running manager, and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 11, 2022. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and any future initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or any initial business combination will be identified or completed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by U.S. federal securities law. For additional information, please visit https://www.westernacquisitionventures.com/.

Contact Information:

Western Acquisition Ventures Corp.
inquiry@westacqventures.com

310-740-0710